Exhibit 99.l

Dell Files Past Due Reports, Including Restated Results from Fiscal 2003
                             Through 2007


    ROUND ROCK, Texas--(BUSINESS WIRE)--Oct. 30, 2007--Dell (NASDAQ:DELL) today filed its past due periodic reports with the U.S. Securities and Exchange Commission. Those reports contain restated financial information for Fiscal 2003, 2004, 2005 and 2006 (including the interim periods within those years), and the first quarter of Fiscal 2007. The company had previously announced on Aug. 16 that it was restating its financial statements for those periods because of certain accounting errors and irregularities in the previously issued financial statements.

    The filed reports include the annual report for Fiscal 2007, an amended quarterly report for the first quarter of Fiscal 2007 and quarterly reports for the second and third quarters of Fiscal 2007, and the first and second quarters of Fiscal 2008. These reports can be accessed on Dell's Web site www.dell.com/investor or via the SEC's Web site at http://www.sec.gov.

    Dell believes that, with the filing of these reports, it will achieve compliance with NASDAQ's continued listing requirements, and expects that NASDAQ will send the company an acknowledgement to that effect in the near future.

    The company expects to resume its share repurchase program shortly after it reports its results for the third quarter.

    Annual Meeting and Analyst Meeting Update

    The company's annual meeting of stockholders will be held on Dec. 4, 2007. The company plans to issue the proxy statement and other materials related to that meeting within the next week. The company will hold a strategy call on Nov. 29, 2007, when it releases fiscal third quarter 2008 earnings, and will hold an analyst meeting on April 2 and 3, 2008, in Round Rock, Texas.

    About Dell

    Dell Inc. (NASDAQ:DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell is a leading global systems and services company and No. 34 on the Fortune 500. For more information, visit www.dell.com, or to communicate directly with Dell via a variety of online channels, go to www.dell.com/conversations. To get Dell news direct, visit www.dell.com/RSS.

    Special Note

    Statements in this press release that relate to future results and events (including statements about Dell's anticipated compliance with NASDAQ's continued listing requirements and the resumption of its stock repurchase program) are forward-looking statements based on Dell's current expectations. Actual results and events in future periods could differ materially from those projected in these forward-looking statements because of a number of risks and uncertainties, including any additional issues or matters arising from the ongoing SEC investigation, and our ability to successfully remediate identified internal control deficiencies. For a discussion of those and other factors affecting Dell's business and prospects, see Dell's periodic filings with the Securities and Exchange Commission.

    CONTACT: Dell Inc., Round Rock
             Media Contacts:
             Bob Pearson, 512-728-3256
             bob_pearson@dell.com
             or
             David Frink, 512-728-2678
             david_frink@dell.com
             or
             Investor Contacts:
             Lynn A. Tyson, 512-723-1130
             lynn_tyson@dell.com
             or
             Robert Williams, 512-728-7570
             robert_williams@dell.com